AMENDMENT TO THE
ALPHARMA INC. 1997 INCENTIVE STOCK OPTION
AND APPRECIATION RIGHT PLAN

The Alpharma Inc. 1997 Inventive Stock and Appreciation Right Plan (the "Plan") is hereby amended effective as of June 22, 2006, as follows:

1.    Section 17 of the Plan is hereby amended by adding the following to the end thereof:

"Notwithstanding the foregoing, the Board of Directors has delegated to the executive management Benefits Committee the authority to adopt administrative amendments to the Plan, provided, that such amendments do not involve a change in the costs or liability of the Company or alter the benefits payable thereunder. The Board of Directors has delegated to the Compensation Committee the authority to adopt all other amendments to the Plan, provided, that such amendments do not significantly increase or decrease benefit amounts, or are required to be adopted by the Board of Directors under the Internal Revenue Code of 1986, as amended (the "Code"), or the regulations thereunder. The Board of Directors retains the authority to adopt amendments to the Plan that significantly increase or decrease benefit amounts, or are required to be adopted by the Board of Directors under the Code or regulations thereunder."

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__/s/George P. Rose_________	October 23, 2006
ALPHARMA INC.	DATE